EXHIBIT 10.36

                                              PAGES WHERE CONFIDENTIAL TREATMENT
                                                  HAS BEEN REQUESTED ARE STAMPED
                                              "CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                          SEPARATELY FILED WITH THE COMMISSION."
                                         THE APPROPRIATE SECTION HAS BEEN MARKED
                                             AT THE APPROPRIATE PLACE AND IN THE
                                                        MARGIN WITH A STAR (*)."

                                                                      Doc. No. 3

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into as of May 31, 1996 (the "Effective Date"), by and between Castle Dental Centers of Tennessee, Inc., a Tennessee corporation (the "Company"), and G. Powell Bilyeu, D.D.S. ("Employee").

                                    RECITALS:

        Prior to the date hereof, Employee was the owner of Mid-South Dental Center, P.C., which along with the Company and the Employee is a party to that certain Asset Purchase Agreement dated as of April 29, 1996 (the "Asset Purchase Agreement"). As a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement and as an inducement for the Company and Employee to perform their respective obligations under the Asset Purchase Agreement, the Company and Employee have entered into this Agreement.

        The parties agree as follows:

                                    ARTICLE I

        1.1    EMPLOYMENT.

        (a) The Company agrees to, and hereby does, employ Employee, on the terms and conditions set forth herein, to hold such offices, have such titles and perform such duties as are assigned to him from time to time by the Board of Directors of the Company.

        (b) Employee's initial responsibility shall be to participate in the development and implementation of the strategic plan of the Company for specified markets in Tennessee, Kentucky, Alabama and portions of northwest Georgia. Employee's role in the development of the strategic plan shall include, but not be limited to, an analysis of markets selected by the Company and the identification of acquisition candidates. Employee's role in the implementation of the strategic plan, subject to the supervision of the Company's senior management, shall include, but not be limited to, participating in the acquisition of dental practices, development of new offices and responsibility for the management of dental practices in accordance with a management services agreement to which the Company and such practices are parties.

        (c) The Company may reassign Employee from the duties described above without breaching this Agreement; provided, however, that Employee shall not be assigned duties inconsistent with his position as an executive of the Company, and provided further, that no such reassignment shall justify a decrease in the Base Salary (as herein defined) payable to Employee.

                                       -1-

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

        (d) The duties Employee is to perform hereunder shall be conducted from the Company's offices in the Nashville, Tennessee metropolitan area. Employee acknowledges and agrees, however, that, in connection with his employment hereunder, he may be required to travel to, and to perform his duties hereunder on a temporary basis at, another place or places as the Board of Directors of the Company shall designate or as the interests or business opportunities of the Company may require from time to time. In the event that the duties to be performed by Employee hereunder are required to be performed on a permanent basis from a place or places other than the Nashville, Tennessee offices of the Company, the Company shall be deemed to be in breach of this Agreement and Employee may elect to terminate this Agreement.

        (e) Employee shall devote his business time, efforts and abilities to the business of the Company in a manner consistent with prior periods. Employee shall use his reasonable best efforts to promote the interests of the Company.

                                   ARTICLE II

* 2.1 SALARY. As compensation for his service during the term of this Agreement (or until terminated pursuant to the provisions hereof), the Company shall pay Employee a salary at the rate of $[REDACTED] per annum (the "Base Salary"), subject to annual review relative to increase, through and until the Expiration Date, as herein defined, payable in accordance with the regular payroll practices of the Company as in effect from time to time, and which currently provide for payment on a bi-weekly basis. Such Base Salary shall be subject to withholding for the prescribed federal and state income tax, social security and other items as required by law, and for other items consistent with the Company's policy with respect to health insurance and other benefit plans for similarly situated employees.

        2.2 DEFERRED COMPENSATION. Following the Expiration Date, for the three year period commencing on the Expiration Date, Employee will be entitled to an aggregate compensation for such period equal to three times the amount of the Incentive Bonus Plan compensation paid or payable to Employee (computed in accordance with Section 2.3), during the twelve month period immediately preceding the Expiration Date (the "Deferred Compensation"). The Deferred Compensation will be prorated over such three year term, will be paid in accordance with the regular payroll practices of the Company in effect from time to time, and will be subject to withholding for the prescribed federal and state income tax, social security and other items as required by law, and for other items consistent with the Company's policy with respect to health insurance and other benefit plans for similarly situated employees.

        2.3 INCENTIVE BONUS COMPENSATION. The Company hereby establishes the Castle Dental Centers of Tennessee, Inc. Incentive Bonus Plan (the "Plan") which provides for the Company to set aside for grant to the Employee, Philip Hamner and David North an aggregate of

                                       -2-
                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

*
[REDACTED] ([REDACTED]) of the pretax income of the Company in excess of $[REDACTED] per year. Pre-tax income of the Company shall be computed in accordance with generally accepted accounting principles, but shall exclude the periodic change in unbilled patient receivables resulting from the recognition of orthodontic revenues on the proportional performance method of accounting for service contracts, and shall be attributable to the operations of the Company in Kentucky, Alabama, Tennessee and portions of northwest Georgia, as set forth in
Schedule 2.3 hereto, computed without general overhead allocation or charge with respect to the general and administrative expenses of Castle Dental Center, Inc., a Delaware corporation ("Castle"), but taking into account direct costs incurred by Castle on behalf of the Company, and including a deduction equal to the cost of capital invested (exclusive of initial acquisition costs) in the Company by Castle. For the purposes of this Agreement, Castle's cost of capital shall be deemed to be the prime rate established from time to time by NationsBank of Texas, N.A. plus two percent, until such time as Castle's subordinated debt described on Schedule 2.3 hereto is paid in full, and thereafter shall be the prime rate established from time to time by NationsBank of Texas, N.A. plus one percent. The Employee is hereby granted the right to participate in the Plan for each year prior to the Expiration Date. Employee, Mr. Hamner and Mr. North (each, a "Participant") shall be paid 60%, 20% and 20%, respectively, under the Plan. In the event a Participant shall cease to be employed by the Company during the term of this Agreement, the amount payable to such Participant under the Plan shall thereafter be paid pro rata to the Participants remaining in the employ of the Company. The annual amount payable under the Plan shall be determined as soon as practicable each year following the availability of the Company's financial statements for the preceding year, and shall be paid in cash or other readily available funds to the Participants within ten days following such determination.

        2.4    STOCK OPTIONS.

               2.4.1 As a condition to Employee's obligations hereunder, Employee and Castle shall enter into a Stock Option Agreement in usual and customary form providing Employee the option to purchase an aggregate of 50,000 shares of Common Stock of Castle (the "Options"), pursuant to the Castle Dental Centers, Inc. Omnibus Stock and Incentive Plan (the "Stock Option Plan"). The Options will vest according to a five-year vesting schedule, with twenty percent (20%) of such shares vesting on the first anniversary of the date hereof, and an additional twenty percent (20%) vesting at the end of each twelve month period of continuous employment with the Company thereafter, until full vesting of all the Options is completed.

               2.4.2 The exercise price of the Options will be $5.00 per share, and shall be subject to the anti-dilution and other provisions contained in the Stock Option Plan.

        2.5 BENEFITS. During the terms of this Agreement, Employee also shall be entitled to receive such benefits as are made available to other personnel of the Company in comparable positions, with comparable service credit and with comparable duties and responsibilities, which shall include, in the case of Employee, four weeks paid vacation each year during the term of this Agreement, plus one week paid leave to the extent such week is devoted to required continuing dental education. Such benefits, other than paid vacation and leave, shall be subject to the terms of the applicable plan documents, summary plan descriptions and/or employment policies and shall be subject to modification, amendment or revocation in accordance with the terms of such documents, policies and procedures.

        2.6 REIMBURSEMENT OF EXPENSES. The Company shall reimburse all reasonable travel and entertainment expenses incurred by Employee in connection with the performance of his duties pursuant to this Agreement, consistent with the Company's policies then in effect. Employee shall provide the Company with written expense reports of his expenses in accordance with the usual customary practice of the Company.

                                   ARTICLE III

        3.1 TERM. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Employee and Employee accepts employment with the Company for a term commencing on the date hereof and ending on May 30, 2001 (the "Expiration Date"), subject to the right of either party to terminate this agreement as provided below.

        3.2 DEATH; DISABILITY. This Agreement shall be automatically terminated on the death of Employee or on the permanent disability of Employee if he is no longer able, with reasonable accommodation, to perform the essential functions of his position with the Company. In the event of Employee's disability, this Agreement shall not terminate unless and until Employee has been unable to perform the essential functions of his position hereunder for a period of three
(3) consecutive months as a result of the Employee's disability.

        3.3 TERMINATION WITHOUT CAUSE. Either the Company or Employee may terminate this Agreement at any time, without cause, by giving the other thirty
(30) days' written notice of termination.

        3.4 TERMINATION WITH CAUSE. In addition to the Company's right to terminate this Agreement without cause as provided in Section 3.3 hereof, the Company may terminate this Agreement for "Cause." "Cause" means the termination by the Company of Employee's employment for any of the following grounds:

               (a) the commission of any act of fraud on the part of Employee resulting or intending to result in personal gain or enrichment at the expense of the Company;

               (b) misappropriation, embezzlement, theft or willful and material damage of or to any asset of the Company or the use of the Company funds or assets for any illegal purpose;

               (c) a good faith determination by the Board of Directors of the Company that Employee has violated this Agreement or committed an act of gross negligence or willful misconduct (in the case of a breach, following notice thereof to Employee by the Company and a thirty day period thereafter within which Employee shall have the opportunity to cure such breach) that has or is reasonably expected to have a material adverse effect on the business or affairs of the Company;

               (d) the commission of any felony on the part of Employee which, in the sole discretion of the Board of Directors of the Company, materially and adversely, directly or indirectly, affects the name or goodwill of the Company; or

               (e) the termination of the Management Services Agreement (the "Management Agreement") by and between the Company and Castle Mid-South Dental Center, P.C. ("New PC") during the period that Employee is the majority shareholder of New PC pursuant to Section 7.2(a)(ii) of the Management Agreement.

        A notice of termination pursuant to this Section 3.4 shall be in writing and shall state the alleged reason for termination. With respect to a termination pursuant to Section 3.4 (a)-(d), within not less than five (5) nor more than twenty (20) days after such notice, Employee shall be given the opportunity to appear before the Board of Directors of the Company, or a committee thereof, to rebut or dispute the alleged violation. If the Board of Directors or committee determines, by vote of a majority of the directors other than Employee (if Employee is then a director), that one or more grounds exist for termination of Employee for Cause, the Company may immediately terminate Employee's employment under this Section 3.4. The Company may elect, during the pendency of such inquiry, to relieve Employee of his regular duties.

        3.5 OTHER TERMINATION. This Agreement shall terminate automatically on the termination of the Management Agreement pursuant to Section 7.2(d) thereof.

        3.6 SEVERANCE PAY. In the event of termination, Employee shall be entitled to compensation (the "Severance Pay") in accordance with the following:

               (a) If Employee's employment is terminated by reason of a disability, Employee shall be entitled to Severance Pay in an amount equal to the amount of monthly Base Salary (at his then current Base Salary rate excluding any increases that would have taken effect beyond the date of termination and any bonus and noncash benefits) the Employee would have earned for the three month period subsequent to the effective date of termination, payable at such time or times as would have been paid to Employee had he remained employed by the Company. In addition, for a three year period commencing on the date of termination, Employee shall be entitled to a pro rata amount of Deferred Compensation, equal to the product of
(i) the amount of Incentive Bonus Plan compensation payable or paid to Employee during the twelve months immediately preceding the date of such termination (the "Bonus Amount"), times (ii) the product (the "Pro-Rata Period Amount") of three times a fraction, the numerator of which is the total number of months in which Employee shall have been employed under this Agreement, and the denominator of which is sixty. Such Deferred Compensation shall be prorated and paid over a three year term as if it were Deferred Compensation under Section 2.2.

               (b) If (i) Employee voluntarily terminates his employment (other than due to a breach of this Agreement by the Company), (ii) the Company terminates this Agreement for Cause, (iii) if Employee's employment is terminated by reason of his death, or (iv) this Agreement is terminated pursuant to Section 3.5 hereof, Employee shall not be entitled to receive any additional salary, bonus or benefits beyond those earned or accrued as of the effective date of the termination of his employment; except that, in the case of Employee's death or termination of this Agreement pursuant to Section 3.5 hereof, for a three year period commencing as of such termination, Employee or Employee's estate, as the case may be, shall be entitled to a pro rata amount of Deferred Compensation equal to the product of (i) the Bonus Amount, times (ii) the Pro Rata Period Amount. Such Deferred Compensation shall be prorated and paid over a three year term as if it were Deferred Compensation under Section 2.2.

               (c) If Employee's employment hereunder is terminated prior to the Expiration Date of this Agreement, and such termination is either (i) due to a breach of this Agreement by the Company, or (ii) by the Company and not for Cause, Employee shall be entitled to Severance Pay in an amount equal to the amount of Base Salary that the Employee would have earned between the effective date of termination through the Expiration Date, less applicable payroll deductions (and any other deductions authorized in writing by the Employee), payable at such time or times as would have been paid to Employee had he remained employed by the Company through the Expiration Date; provided, however, prior to the termination of this Agreement as the result of a breach hereof by the Company, Employee shall give written notice of such breach and a thirty day period within which to cure such breach. In addition, for a period of three years commencing as of such termination, Employee shall be entitled to Deferred Compensation equal to the product of (i) the Bonus Amount, times (ii) three. Such Deferred Compensation shall be prorated and paid over a three year term as if it were Deferred Compensation under Section 2.2. Further, the Options granted to Employee pursuant to Section 2.4.1 hereof shall immediately and fully vest.

        3.7 EFFECT OF TERMINATION ON AGREEMENT. Any termination of Employee's employment shall not release either the Company or Employee from their respective obligations under this Agreement that are required to be performed subsequent to the date of such termination, including but not limited to those obligations set forth under Articles III, IV, V and VI.

        3.8 PAYMENTS TO ESTATE. If Employee should die before all amounts payable to him pursuant to Section 3.6 have been paid, such unpaid amounts shall be paid to the personal representative of Employee's estate.

                                   ARTICLE IV

        4.1 ADDITIONAL ACTS BY EMPLOYEE. Employee further agrees at the request of the Company (but without additional compensation from the Company during his employment by the Company) to execute any and all papers and (at the expense of the Company) perform all lawful acts that the Company deems necessary to consummate and make effective the transactions contemplated by the Asset Purchase Agreement and related documents.

                                    ARTICLE V

        5.1 NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. Employee understands and agrees that his employment by the Company creates a relationship of confidence and trust between himself and the Company with respect to Confidential Information (as defined below). Employee recognizes that he will have access to and knowledge of Confidential Information. Employee will not, during or after the term of his employment by the Company, in whole or in part, disclose such Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such Confidential Information for his own purposes or for the purposes of others; provided, however, that nothing in this Article shall be construed to prohibit the disclosure of such Confidential Information by the Employee (i) to another officer, director employee or agent of the Company; (ii) as is reasonably necessary for the performance of his duties and responsibilities under this Agreement; or (iii) as otherwise required by law. If Employee is required by law to disclose "Confidential Information," Employee shall notify the Company's Board of Directors, in writing, of the nature of such disclosure and the Confidential Information to be disclosed, as soon as is possible and/or practical, and permit the Company the opportunity to contest or limit such disclosure.

        5.2 CONFIDENTIAL INFORMATION DEFINED. The term "Confidential Information" shall mean and include any and all records, computer programs, data, patent applications, trade secrets, customer lists, customer databases, video programs and programming, proprietary information, technology, pricing policies, financial information, methods of doing business, policy and/or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company's contracts with its customers, the Company's business philosophy, and servicing methods and techniques at any time used, developed, or investigated by the Company, before or during

Employee's tenure of employment, or other information of any kind expressed or recorded on any medium arising out of, concerning, or acquired in connection with the research, development, commercialization and other activities of the Company; but "Confidential Information" does not include information (i) generally known or available in the industry, through no fault of Employee; or
(ii) available from a third party without violation of any duty of confidentiality by Employee or others.

        5.3 DELIVERY OF MATERIALS. Employee further agrees to deliver to the Company at the termination of his employment, or at any other time upon request by the Company, all correspondence, memoranda, notes, records (including computer records and data), drawings, sketches, plans, customer lists, and other documents, which are made, composed, or received by Employee, solely or jointly with others, during the term of his employment and which are in Employee's possession, custody, or control at such date and which are related in any manner to the past, present or anticipated business of the Company.

                                   ARTICLE VI

        6.1 NONINTERFERENCE WITH EMPLOYMENT RELATIONSHIPS. During the term of Employee's employment and during the twenty-four months following the termination of the Employee's employment, Employee agrees not to solicit or induce any employee of the Company or Mid-South Dental Centers, P.C. to terminate his or her employment, accept employment with anyone else, or to interfere in a similar manner with the business of the Company or Mid-South Dental Centers, P.C.

        6.2 NONSOLICITATION OF CUSTOMERS AND SUPPLIERS During the employment of the Employee pursuant to this Agreement and during the twenty-four months following the termination of the Employee's employment, Employee agrees not to contact, communicate with or solicit any customer, supplier, vendor, distributor, promoter, contractor or prospective customer of the Company or Mid-South Dental Centers, P.C. for the purpose of engaging in the Same or Similar Business (as defined below) as the Company within the Restricted Territory (as defined below).

        6.3 NONCOMPETITION. Employee recognizes that in connection with the performance of the Employee's duties and obligations under this Agreement, the Company will provide Employee with confidential, proprietary and trade secret information, which is necessary to Employee's employment with the Company, and which Employee has agreed to protect and maintain as confidential, proprietary and trade secret information for the Company's benefit. To protect and maintain the confidentiality of the information, Employee agrees that, during the employment of the Employee pursuant to this Agreement, including the period during which Employee is receiving Deferred Compensation or Severance Pay hereunder, Employee shall not directly or indirectly engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be employed or engaged or act as a consultant to in any manner by, any business competing in the Same or Similar Business as the Company or Mid-South Dental Center, P.C. within a ten mile radius around the city limits of any city in the States of Alabama, Kentucky, Tennessee or Georgia in which the Company is operating or managing a location providing dental service as of the date of Employee's employment hereunder (the "Restricted Territory").

        6.4 SAME OR SIMILAR BUSINESS DEFINED. For purposes of this Article VI, the "Same or Similar Business" as the Company or Mid-South Dental Centers, P.C. shall be defined as any business that is engaged to a significant extent in the provision of dental care and services, including but not limited to the practice of general dentistry, orthodontics and all related dental care services, the management of such services or practices, or the management of or consulting with dental practice management companies or insurance companies.

        6.5 REASONABLENESS OF RESTRICTIONS. Employee has carefully read and considered the provisions of this Article VI and, having done so, agrees that the restrictions set forth in such Article contain reasonable limitations as to time, geographical area, scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company. The Employee further understands and agrees that, if at some later date, a court of competent jurisdiction determines that the scope, duration or geographic area of any covenant set forth in this Article is overbroad or unenforceable for any reason, these covenants shall be reformed by the court and enforced to the maximum extent permissible under Tennessee law.

                                   ARTICLE VII

        7.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties and their heirs, legal representatives, successors and assigns. The Company may assign its interest in this Agreement, and all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable by its assignee or successor in interest. The rights and obligations of Employee under this Agreement are personal to him, and no such rights, benefits or obligations shall be assignable, except that his personal representatives and heirs may enforce the obligations of the Company hereunder.

        7.2 WAIVER OF BREACH. The waiver by any party to this Agreement of a breach or violation of any provisions hereof shall not operate or be construed to be a waiver of any subsequent breach hereof.

        7.3 NOTICES. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and given in person, or shall be deemed given five (5) days after sent by certified mail, return receipt requested, to the address as set forth below on the signature pages of this Agreement. If any party hereto desires to amend its address hereunder, that party shall send written notice of the new address to all other parties hereto.

        7.4 GOVERNING LAW. This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Tennessee, without regard to conflict of laws provision. This Agreement is performable in Williamson County, Tennessee.

        7.5 HEADINGS. The paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed to be part of this Agreement.

        7.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. A fully executed copy of this Agreement shall be delivered to each party hereto.

        7.7 LEGAL CONSTRUCTION. In case anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not effect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. In addition, such invalid, illegal or unenforceable provision shall be modified to the minimum extent necessary to permit it to be valid, legal and enforceable. For all purposes hereof "day" shall mean calendar day and shall include weekends and holidays; provided, however, that if any notice period terminates on a weekend or holiday, the person who is required to deliver the notice shall have until the next business day to complete the notice requirement.

        7.8 AMENDMENT. No modification, amendment, addition to, or termination of this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless it is in writing and signed by all of the parties hereto.

        7.9 PRIOR AGREEMENTS SUPERSEDED. This Agreement constitutes the sole and only Agreement of the parties hereto and supersedes any prior understanding or written or oral agreements, correspondence or communications between the parties respecting the subject matter hereof.

        7.10 ARBITRATION. EXCEPT FOR THE REMEDY PROVIDED UNDER SECTION 7.11 BELOW, ANY CLAIM OR DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EMPLOYMENT OF EMPLOYEE BY THE COMPANY SHALL BE SUBMITTED TO FINAL AND BINDING ARBITRATION IN NASHVILLE, TENNESSEE PURSUANT TO THE EMPLOYMENT DISPUTE RESOLUTION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE PARTIES AGREE THAT ANY PARTY REQUESTING ARBITRATION OF ANY DISPUTE UNDER THIS SECTION MUST GIVE FORMAL WRITTEN NOTICE OF THE PARTY'S DEMAND FOR ARBITRATION ("ARBITRATION NOTICE") WITHIN ONE HUNDRED TWENTY (120) DAYS AFTER SUCH DISPUTE FIRST ARISES AND FAILURE TO TIMELY COMMUNICATE ARBITRATION NOTICE SHALL

CONSTITUTE A WAIVER OF SUCH DISPUTE. THE PARTIES FURTHER AGREE THAT EACH PARTY MAY BE REPRESENTED BY COUNSEL IN ANY PROCEEDING UNDER THIS SECTION, AND THAT ALL EXPENSES AND FEES INCURRED IN CONNECTION WITH ANY PROCEEDING UNDER THIS SECTION SHALL BE PAID BY THE NON-PREVAILING PARTY (AS DETERMINED BY THE ARBITRATORS). BOTH PARTIES AGREE THAT NOTHING IN THIS SECTION SHALL BE CONSTRUED TO REQUIRE THE ARBITRATION OF ANY DISPUTE OR CLAIM (i) ARISING UNDER ARTICLES IV, V OR VI OF THIS AGREEMENT; (ii) FOR UNEMPLOYMENT COMPENSATION BENEFITS; OR (iii) FOR WORKERS' COMPENSATION BENEFITS. BY THEIR EXECUTION OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT CONSENTS, ON BEHALF OF HIMSELF OR ITSELF AND THEIR RESPECTIVE SUCCESSORS, HEIRS AND ASSIGNS, TO SUCH BINDING ARBITRATION IN ACCORDANCE WITH THE TERMS OF THIS SECTION.

        7.11 REMEDIES. Employee agrees that the remedy at law for any breach of any provision of Articles IV, V and VI will be inadequate and that the Company will be entitled to injunctive and equitable relief for any such breach, in addition to all other remedies permitted by law.

        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement in Nashville, Tennessee as of the date first set forth above.

                                  THE COMPANY:


                                  CASTLE DENTAL CENTERS OF TENNESSEE,
                                  INC.



                                  By:
                                  Name:
                                  Title:
                                  Address:


                                  ATTENTION:

                                  EMPLOYEE:



                                  G. Powell Bilyeu, D.D.S.

                                  Address: